Exhibit 23.3

[DIXON HUGHES GOODMAN LLP LOGO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bay Bancorp, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Old Line Bancshares, Inc. of our report dated April 5, 2017 relating to the consolidated balance sheets of Bay Bancorp, Inc. and Subsidiary as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in Bay Bancorp, Inc.’s 2016 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland
November 21, 2017